Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES PROPOSED CHANGES TO ITS BOARD OF DIRECTORS

—   Chris Hadley and Anil Seetharam Nominated to Join Board   —

—   Three Directors Announce Planned Retirements   —

HOUSTON, February 24, 2016 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM), the nation’s largest specialty mattress retailer, today announced that Chris Hadley and Anil Seetharam have been nominated for election to the Company’s Board of Directors at the Company’s 2016 annual meeting of stockholders, which is expected to be held on June 1, 2016.  Upon his election, Anil Seetharam is also expected to join the Audit Committee of the Company.  Mr. Hadley is a managing director with Berkshire Partners, a Boston-based private equity firm that has raised eight private equity funds with aggregate capital commitments of over $11 billion.  Mr. Seetharam is a managing director with Stockbridge Investors, an investment group within Berkshire Partners focused on marketable securities with assets under management of nearly $2 billion.  Berkshire Partners and Stockbridge Investors together hold an approximate 10.4% interest in the Company.

The Company additionally announced the planned retirements of the three individuals holding Class II director positions at the end of their current terms.  The current terms for all three directors are scheduled to expire at the 2016 annual meeting of stockholders.  In addition, the Company has initiated a search for a third independent director to nominate for election to the Board.

“We have experienced transformational growth since our initial public offering in 2011 and our corporate governance continues to evolve to support this growth,” commented Steve Stagner, chief executive officer of Mattress Firm.  “With the recently completed acquisition of Sleepy’s, we achieved yet another monumental milestone as the first truly border-to-border and coast-to-coast, multi-brand mattress specialty retailer.  Three of our directors have chosen to retire at the end of their terms after overseeing a period of tremendous growth at Mattress Firm, and we thank them for their service and unique contributions.  We look forward to adding Chris and Anil to our board with their broad business experience, as well as pursuing this opportunity to search for an additional candidate to bring a new and diverse perspective to our board.  We are excited about the next chapter of growth that awaits our company.”

About Mattress Firm Holding Corp.

With more than 3,500 company-operated and franchised stores across 48 states, Mattress Firm Holding Corp. (NASDAQ: MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading specialty bedding retailer with over $3.5 billion in pro forma sales in 2015. MFRM, through its brands including Mattress Firm, Sleepy’s and Sleep Train, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Serta, Simmons, Tempur-Pedic, Sealy, Stearns & Foster, King Coil and Hampton & Rhodes. More information is available at www.mattressfirm.com.  The Company’s website is not part of this release.

Investor Relations Contact:

Scott McKinney, Vice President of Investor Relations, ir@mfrm.com or 713-328-3417

Media Contact:

Erica Martinez, Jackson Spalding, emartinez@jacksonspalding.com, 214-269-4404

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